Exhibit 10-CC
Joe W. Laymon
Group Vice President
Corporate Human Resources and Labor Affairs

   October 5, 2005

To:  Mr. Mark Fields

Subject:  Special Retention Bonus

This letter is to confirm discussions relative to compensation issues and your continued employment with Ford Motor Company.

The following actions have been approved by the Board of Directors of Ford Motor Company:

You will receive, before October 14, 2005, a special cash retention bonus of $1,000,000, less appropriate withholdings for taxes. If you voluntarily leave Ford Motor Company within the 24-month period following receipt of this special retention bonus the entire amount must be repaid in full to the Company within two weeks of your departure.

Mark, we value the contributions you have made and we look forward to your continued success with Ford Motor Company.

Regards,

/s/ Joe Laymon
Joe Laymon

Acknowledgement: /s/ Mark Fields
Mark Fields

Date:   October 5, 2005